Exhibit 99.1

Transcript of

NeoGenomics, Inc.

Fourth Quarter and Full Year 2016 Financial Results

February 22, 2017

Participants

Doug VanOort – Chairman and CEO

George Cardoza - Senior Vice President and Chief Financial Officer

Steve Jones – Executive Vice President

Analysts

Bill Bonello – Craig-Hallum

Amanda Murphy – William Blair

Drew Jones – Stephens

Paul Knight – Janney Montgomery Scott

Chris Lewis – ROTH Capital Partners

Raymond Myers – Benchmark

Bryan Brokmeier – Cantor Fitzgerald

Joe Munda – First Analysis

Presentation

Operator

Greetings and welcome to the NeoGenomics’ Fourth Quarter and Full Year 2016 Financial Results call. At this time, all participants are in a listen-only mode.  A question-and-answer session will follow the formal presentation. [Operator instructions].  As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Mr. Doug VanOort, Chairman and CEO. Thank you, Mr. VanOort. You may begin.

Doug VanOort – Chairman and CEO

Thank you, Tim. Good morning, everyone. I’d like to welcome everyone to NeoGenomics’ fourth quarter and full year 2016 conference call and introduce you first to the NeoGenomics team that’s with us here today.  Joining me in our Fort Myers headquarters is Steve Jones, our Executive Vice President; George Cardoza, our Senior Vice President and Chief Financial Officer; Fred Weidig, our Controller and Principal Accounting Officer; Jessica King, our Manager of SEC Reporting; Rob Shovlin; President of our Clinical Services Division; and Steve Ross, our Vice President and Chief Information Officer. Dr. Maher Albitar, our Senior Vice President, Chief Medical Officer and Director of R&D, is joining us from our Aliso Viejo Lab in California.

Before we begin our prepared remarks, Steve Jones will read the standard language about forward-looking statements.

Steve Jones – Executive Vice President

This conference call may contain forward-looking statements which represent our current expectations and beliefs about our operations, performance, financial condition and growth opportunities. Any statements made on this call that are not statements of historical fact are forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control.

Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual outcomes and results could differ materially from those indicated in the forward-looking statements. Any forward-looking statement speaks only as of today and we undertake no obligation to update any such statements to reflect events or circumstances after today.

Doug VanOort – Chairman and CEO

Thank you, Steve. In this morning’s call, I will put 2016 into context, comment on fourth quarter performance, update you on the status of the Clarient integration, and conclude with a look forward to growth and value creation opportunities for our company this year and over the next few years.

2016 was clearly a transformational year for NeoGenomics.  We more than doubled the size of the company with 2016 revenue of $244 million compared to $99 million in 2015.  We significantly deepened our oncology testing menu and capabilities and now have a leading position in many geographic areas and in every key testing discipline for oncology.

We added an exciting new growth business, serving the pharmaceutical industry and are now positioned as an emerging lab services leader for immuno-oncology. And importantly, our adjusted EBITDA more than tripled to almost $35 million from about $10 million in 2015.

In addition, we leveraged our $21 million in cash flow from operations and improved financial position to redeem more than half of the Series A Preferred Stock we issued to GE in connection with the acquisition.  We ended the year with a strong new bank syndicate and with borrowing capacity and financial flexibility to pursue our growth strategies.

Now, just 13 months after our acquisition of Clarient, we have successfully migrated all of the approximately 2,500 Clarient clients and today every single one of our clients is using a common service offering, a common laboratory information system, and a common billing system.  With this migration effort completed, we can now build on our strengths in a common, efficient, and more effective manner, and unlock meaningful synergies.

Integrating an equally sized laboratory into our operations has been a challenging and complex undertaking that could have stretched into a number of years rather than a number of months.  It’s noteworthy that our team was able to accomplish this while achieving a 15% full year pro forma volume growth in our core clinical genetic testing business at the same time.

Most importantly, NeoGenomics is now exceptionally well positioned as a leader in our industry with a unique business model, scale and outstanding opportunities to grow and create value for our employees, our clients, and patients and for investors.  So, we’re very pleased with this transformation and are proud of the results we achieved in 2016.

That context is important as we review our fourth quarter results.  Our teams did an excellent job with the very complex work of integration.  To successfully migrate Clarient accounts, we focused our full attention on service and client retention during the quarter.

At the same, time, our California labs were transitioning their work to common processes while still operating out of two laboratories.  During the same time, our volume of immune-oncology PD-L1 testing grew enormously.  All of these dynamics placed a lot of stress on our operations.

To provide a clearer understanding of the fourth quarter, let’s review our key business metrics.

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Fourth quarter clinical genetic test volume growth was good with volume up 140% in total or 16% on a pro forma basis with Clarient included in both years.  Average unit price was down more than expected at 10.5% due to the effect of mix changes.  However, cost for test reduction was exceptional with a 10.7% reduction compared with last year, which fully offset the price reductions and allowed us to hold gross margins steady.

Service levels continued to be exceptional, other than in certain California lab departments which experienced large and sudden influxes of volume particularly of PD-L1 testing, which we are diligently working through.

Pharma Services revenue was down slightly on a pro forma basis compared with last year.  And in the billing area, days sales outstanding increased by two days from the level reported on December 31, 2015.

There are many underlying dynamics affecting these key business metrics and I want to provide some context and insight in a few important areas.

Let’s start with volume.  The 16% pro forma growth and clinical genetic testing volume was very strong, especially given the fact that we’re in the midst of such a large integration effort.  To grow volume at the same time as we’re migrating so many clients during the quarter is actually remarkable.

The nature of the growth was somewhat unusual.  Nearly all of the volume growth occurred in two different test types, molecular and immunohistochemistry.  Molecular volume continued to be strong because of our leading molecular test menu and particularly as an expanded molecular offering for the Clarient client base.  Immunohistochemistry volume grew primarily because of the incredible growth in immuno-oncology related therapies.

Specifically the FDA approved companion diagnostic test, PD-L1 grew dramatically for us.  NeoGenomics was a leader in performing clinical trials testing for this biomarker and we were capable of performing the test clinically as soon as the Keytruda and Opdivo drugs were approved.  This led to sudden and dramatic growth in the quarter.  In fact, based on external sources and our own analysis we believe we currently have close to 50% market share for this important and growing test.  Both the molecular and PD-L1 volume growth demonstrate the strength of our business model and present exceptional long-term opportunities but they stressed our operations in the short term.

Average unit price for our testing services declined as a direct result of the outsized growth in molecular and IHC testing.  In fact, nearly half of the fourth quarter decline in average unit price was due to higher growth in these two testing categories relative to our other tests.  In terms of PD-L1, we had priced the service at the same price as our typical IHC service and we gained strong market share.  Notably, the cost of the FDA approved PD-L1 supply kit is more than four times higher than a typical IHC test.  So, this also affected our profitability in quarter four and we expect this trend to continue in the short term.

Having now achieved a high market share, we are reevaluating our pricing strategy and refocusing on costs.  We expect to take action shortly that will improve profitability on this test as the year progresses.

The 10.7% decline in cost per test was exceptional and reflects the beginning of synergy realization from the Clarient acquisition and the benefit of scale.  About a third of the cost per test reduction resulted from product mix changes and two-thirds from improved operating efficiencies.

We ended the year with 969 full-time employees which was up 105% from 473 people just prior to the Clarient acquisition at the end of 2015.  Employee growth of 105% should be viewed in relation to the 155% clinical genetic testing growth and a pharma business that’s nearly 20 times larger.  Clearly, productivity has improved in our business with scale and those trends remain healthy.

In terms of synergies from the Clarient acquisition, frankly, we have yet to realize the bulk of them.  In fact, I might argue that we had some negative synergies in the fourth quarter as we operated two different LIS systems, two different billing systems, and had significant migration of many clients from one system to another.  We continue

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to expect the same level of strong cost synergies as we originally planned but now expect that benefit to begin to be more fully realized starting in the second half of 2017.

NeoGenomics prides itself on exceptional and consistent service.  And this has been a hallmark of our success.  And clients who have experienced our service levels regularly refer us to others.  During the last few weeks of 2016, the service levels in our California labs did not meet our internal requirements as the client migration was being completed.

In some cases our clients told us that our service levels had become similar to other lab service levels.  This is not the “NeoGenomics way” and, as a result, our people necessarily moved the full focus of their attention to operational matters and to client retention.

As we now speak, most of our service levels have returned or are quickly returning to the exceptional levels for which we are known.  We expect that exceptional service levels will become consistently delivered once again as we complete the combination of our Irvine and Aliso Viejo labs at the end of March.

Having managed many large lab integrations in my career, I can say that they haven’t gotten any easier.  In the case of the Clarient integration, we planned very well and executed many aspects in an outstanding fashion.  We prioritized speed of integration, and had a goal of 100% client retention.  However, there is no question that as we completed the process of migrating Clarient clients as the year ended, we stressed our operations in a few different areas.  Our teams have been working diligently and we are moving well through these growth pains.

Since accountability is one of our core values at NeoGenomics, I want to give you an integration progress report and rate how we’ve done so far in key areas to provide you with some context for this process.

Our teams did a great job with the hundreds of activities necessary to extract Clarient’s operations from GE.  We seamlessly took over every back office function that GE previously provided, including payroll and payables and accounting and information systems and human resources.  For this activity I believe our team deserves very high marks.

We restructured the sales team, eliminated duplicative territories, added special teams and installed new compensation and management structures.  And a couple of weeks ago, we held our National Sales Meeting and it couldn’t have gone better.  We have a very experienced, professional and dedicated team of 67 commercial people who are ready to move their focus from integration and get back to growth activities.  I believe our team deserves very high marks for the way we’ve integrated our sales teams.

In billing, our team deserves a solid rating.  We restructured the Clarient billing process, eliminated outsourced vendors, hired our team and got the billing process under good management and we now have all clients using the NeoGenomics billing system.  We did stress our billing operations in December, though, because of the large influx of claims being billed exclusively through the Neo billing system during the last few months of 2016.  DSOs increased to 84 days at the end of 2016, but this is still a major improvement from Clarient’s standalone DSO level of 108 before the acquisition.

We had to train the Clarient billing team on the Neo billing system and productivity dipped initially as people managed through all the complexities of the new system.  While productivity has increased over time, we do have a backlog currently in getting claims billed to insurance companies.  The backlog has not been visible to our clients but has temporarily resulted in delayed cash collections and increased DSOs.  Our teams are making considerable progress and we see a clear path to further reductions in DSOs over the next few months.

I believe our team deserves high marks for planning associated with migrating Clarient accounts to the NeoGenomics system in a disciplined manner in eight predetermined waves ending in October.

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However, we deserve a much lower mark for execution of the client migration process.  I reported to you in October that half our larger clients had been migrated by then and so the other half migrated in November and December.

The first half of client migration was very smooth but the second half was not so much.  Migrating a large volume of accounts in November and December caused stress on our operational processes such as logistics, order entry, and billing.  Although the quality of our testing processes remained outstanding, the challenges in logistics, for example, caused client dissatisfaction.

Frankly, these operational issues could have and should have been prevented.  We recognized the issues and have mobilized ourselves accordingly.  There is considerable effort now being made and we expect our operating processes to be that and better balanced by the end of quarter two.

I believe our teams deserve very solid marks for the Aliso Viejo facility renovation, which is moving along well.  We knocked down a lot of walls, built a state-of-the-art molecular lab facility with lots of capacity, standardized equipment and moved every department to temporary space as construction was being performed.  I reported to you in October that we expected to be done at the end of February, but we are now scheduled to complete this activity by the end of March as a result of construction delays.

In five weeks we are moving the Irvine lab, people, equipment and processes into our completely redesigned Aliso Viejo lab.  We have excellent plans in place and are working very hard.  We’re looking forward to a good move and to all being in one lab facility with all the accompanying benefits that that provides.  We’re also looking forward to showing it to investors on May 25th at our annual meeting and first ever Analyst Investor Day which we’ll hold in the Aliso Viejo lab.

Our rating for client retention frankly is not yet in.  So far, one client has told us they’re dissatisfied and plan to leave.  However, we know we’ve stretched the patience of several others, not for quality of testing by the way but because of logistics errors or order entry errors.  And client retention at this point is actually excellent, but we will need to wait until our next earnings call before we can give you a full accounting on this aspect of the integration.

Finally, I want to comment on our Pharma Services division.  After an exceptionally strong first half of 2016, we experienced weaker revenue performance in the second half of the year.  In fact, revenue in quarter four was about the same as in quarter three at a little over $5 million.  We have expected Pharma Services revenue to bounce back nicely from quarter three levels, but that didn’t happen.

We reported in October that we have rebuilt our pharma commercial organization and are also rebuilding the pipeline.  We’re encouraged by the strength of our commercial team, our strong client relationships and our backlog of projects.

Many clinical research organizations regularly report their backlog of signed contracts as an indicator of future revenue.  We’ve reviewed our backlog over the past several months and have enough confidence now to begin to report it to investors.  At the end of 2016, our Pharma Services backlog was $37 million compared with $20 million at the beginning of the year.  This 85% growth in backlog is very encouraging for us and supports our belief that Pharma Services will be a strong source of growth for us in the future.

We’re also encouraged by the breakthrough that immunotherapies are providing in oncology and by NeoGenomics’ position as a market leader in PD-L1 testing.  We’re leveraging our early leadership in immuno-oncology testing as an area of promising growth for the company, both in clinical trial services, new therapeutics, as well as clinical testing as the new therapies are improved for clinical use.

We’re also investing in our Pharma business, both in human resources and lab infrastructure.  I reported in our last call that in response to requests from several of our global pharma clients, we’re finalizing plans to expand internationally.  I can now report that we will be opening a lab facility in the Geneva, Switzerland area to support European clinical trials.  This move is essential to our strategy of supporting global clinical trials and has been well

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received by those clients with whom we have shared our plans.  We expect this facility to become operational in the second half of the year.

The bottom line here is that we believe our Pharma Services business has great long-term growth potential and we are investing in it.  It also has the added benefit of helping keep NeoGenomics at the forefront of developments in the field of oncology.

In our last call, I discussed ten key growth and profitability drivers that offer individually and collectively enormous value creation opportunities.  Although our management operations and sales team are presently short-term focused on completing the final aspects of the Clarient integration process, we remain dedicated to market share driven growth as a result of innovation and great service.  Our sales team is extremely motivated to get the integration behind us and return their full efforts to sales.  And, we remain committed to being a company known for operating discipline and can translate that revenue growth into earnings and cash flow growth.

With that as a backdrop, here once again are the ten key growth and profitability drivers for NeoGenomics over the next few years that we reviewed on our last call:

1.	Continuing to take market share in a growing market;
2.	Cross-selling the strong Clarient products to Neo clients and vice-versa;
3.	Partnering with oncology groups who choose to internalize some Pathology services;
4.	Growing the Pharma Services business in an era of precision medicine;
5.	Capturing the cost synergies from the Clarient acquisition;
6.	Developing and commercializing liquid biopsy tests;
7.	Automating our laboratories;
8.	Developing information products based on our vast oncology database;
9.	Adding testing for early detection, predisposition testing, and monitoring; and
10.	Further consolidating our industry.

In each of these ten areas there are opportunities that we are actively pursuing and we think individually and collectively they will help us to create a lot of value for our clients and the patients they serve, and for our investors.

Now we’re going to turn the floor over to Steve Jones, our Executive Vice President and Director of Investor Relations, to review fourth quarter results in more detail and lead us through a Q&A session.

Steve Jones – Executive Vice President

Thanks, Doug. Before we open it up for questions, I would like to briefly touch on a few financial highlights from the quarter.

We’re pleased to report $60.5 million of revenue in quarter four, a 122% increase over the prior year driven primarily by the inclusion of Clarient results.  Approximately $53.8 million of this revenue was derived from the core clinical genetic testing business, $1.5 million from Path Logic, and $5.1 million from the Pharma Services division.

Consolidated gross margin was 45.1%, a 30 basis point increase from the 44.8% reported in Q4 2015. This increase in gross margin was driven by the 10.7% year-over-year decrease in average cost of goods sold for clinical genetic tests to $192 per test.  This is the lowest level we have ever reported for this metric and this is before we unlock the additional cost synergies from having all clients on one laboratory information system and all of our Orange County, California employees in the same facility.

Consolidated SG&A expense increased by $12.8 million or 73% from Q4 2015. However, as we discussed in the press release, $1.5 million of this increase was due to non-cash variable stock-based compensation and non-cash amortization of intangibles directly related to the Clarient acquisition.  And an additional $3.5 million of this

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increase was due to a non-cash impairment charge in quarter four to write off the remaining unamortized, intangible values associated with the Path Logic acquisition and a licensing agreement.

Given the reductions in cost per test and the economies of scale we achieved on the cash portion of our SG&A expenses, consolidated adjusted EBITDA increased by 178% year-over year to $8.1 million and adjusted EBITDA margin grew by 280 basis points to 13.5%.

As we discussed in the press release, we incurred $3.9 million of one-time expenses in connection with refinancing our bank facility of December 22nd; $1.1 million of this amount was due to prepayment penalties and $2.8 million was to write off the remaining unamortized debt issuance costs associated with our original bank facility.  Per GAAP regulations, all of this was charged to interest expense in quarter four.

As we discussed in our December 22nd press release, we were able to refinance our existing bank facility, which had an interest rate of LIBOR plus 700, with a new bank facility which is priced at LIBOR plus 300, with further interest rate step downs as we continue to reduce leverage.  Thus, although we nearly doubled the amount of bank debt outstanding, we do not expect a meaningful increase in our overall amount of interest expense this year.

This refinancing activity enabled us to redeem 8.067 million shares or 55% of the Series A redeemable Preferred Stock at a redemption price of $6.82 per share, for a total of $55 million.  This redemption partially eliminated an increasingly expensive equity instrument and had the effect of reducing our fully diluted “as-converted” shares outstanding by 8.5%.

Fourth quarter GAAP net loss available to common shareholders was negative ($14.2) million and GAAP diluted EPS was negative ($0.18) per share. This compares to GAAP net loss available to shareholders of negative ($1.6) million and diluted EPS of negative ($0.03) per share in Q4 2015.

As disclosed in the press release and in previous earnings calls, we believe that in order to compare the net income related to the true operations of the company on a more consistent basis across periods, it is appropriate to adjust GAAP net loss available to common shareholders to exclude: 1) the non-cash amortization of intangibles; 2) the non-cash stock-based compensation expenses that are partially driven by changes in the company’s underlying stock price in any given quarter; 3) the non-cash deemed Preferred Stock dividends required by GAAP accounting; 4) the non-cash amortization of the beneficial conversion feature related to the Preferred Stock which is also required by GAAP accounting; 5) the non-cash impairments of intangible assets; and 6) if applicable in a reporting period, any acquisition-related transaction expenses, debt termination fees and other one-time or nonrecurring income or loss items.

We refer to this measure as adjusted net income and on a per-share basis adjusted diluted earnings per share, and we have included a table with how this is calculated in our earnings release.

In the fourth quarter adjusted net income was $4.4 million, a 52% increase over the $2.9 million in last year’s fourth quarter, and adjusted diluted EPS was $0.05 per share compared to $0.05 per share in Q4 2015.

We finished the quarter with 969 full-time equivalent employees, contract doctors and temps versus 947 as of September 30th and 885 FTEs as of December 31, 2015.  Of the 84 people we added to our payroll since year-end 2015, at least 20 were related to internalization of the previously outsourced GE functions. Adjusting for this we added just 64 people or 7% to our workforce, which is less than half of our pro forma clinical genetic test volume growth rate for all of 2015.

Before opening up it for questions I would like to comment briefly on the 2017 guidance we issued this morning.  Given the temporary integration challenges we experienced in Q4 which we expect will continue to ripple through Q1 and into Q2, we believe it is prudent to lower growth expectations in the first half of 2017 and push out the realizations of some of the expected EBITDA synergies until later in 2017 and 2018.  As a result, we are recommending that analysts reset their 2017 revenue estimates to $260 - $275 million and their adjusted EBITDA

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estimates to $42 - $50 million.  We also recommend that full year 2017 revenue and adjusted EBITDA growth be more heavily biased towards the second half of the year.

Embedded in these projections is an assumption that our average revenue per test in our core clinical genetic testing business will decrease by another 5 - 7% for the full year 2017 across all payers, to approximately $355 - $360 on average for the full year.  This estimate of AUP decreases factors in the approximately 19% reduction to Medicare flow cytometry reimbursement that went into effect in 2017, as well as continued evolution in our test mix towards lower priced molecular and IHC tests, which we expect to drive most of the decreases in AUP in 2017.

As discussed in the press release, we are currently projecting adjusted net income to increase from $14.4 million in 2016 to approximately $15 - $19 million in 2017.  And adjusted diluted EPS to increase from $0.15 per share in 2017 to $0.17 - $0.22 per share in 2017.

For context here, a good analogy would be that we ate a big meal in the fourth quarter and we’re going to need a quarter or two to digest things.  As a result, we think it is prudent to push out some of the growth and synergy realization activities that we were expecting this year by a quarter or two.  We still fully expect to realize all of the $24 - 30 million in synergies that we previously forecast, however it is now likely that we will only realize $7 - 8 million in synergies this year, instead of the $10 - 12 million we had been expecting.

I would also like to draw everyone’s attention to our announcement this morning that we are planning on having our 2017 annual meeting with shareholders at 8 a.m. on May 25, 2017 at the Renaissance Club Sport Hotel in Aliso Viejo, California.  This hotel is just a mile from our Aliso Viejo laboratory facility.  Following the annual meeting, the company will hold a series of presentations for analysts and investors to highlight recent developments of interest.  In addition, guided tours of the company’s newly remodeled Aliso Viejo lab facility will be available.  If you believe you will attend, please let us know by contacting Ms. Sherry Terzian, at sherry.terzian@neogenomics.com, so that we can get an accurate count for the hotel.

At this point I’d like to close down our formal remarks and open it up for questions. Incidentally, if you are listening to this conference call via webcast only and would like to submit a question, please feel free to e-mail us at sjones@neogenomics.com during the Q&A session and we will address your questions at the end if the subject matter hasn’t already been addressed by our call-in listeners.

Operator, you may now open up the call for questions.

Operator

Thank you.  At this time we will be conducting a question-and-session.  [Operator instructions]. One moment please while we pose for questions.

Our first question comes from the line of Bill Bonello of Craig-Hallum. Please proceed with your question.

Q: Good morning, guys, a couple follow-ups here.  So, the move in price, or in ASP, is that 100% related to mix or are you seeing any kind of price pressure either from payers or large client bill customers?

Steve Jones – Executive Vice President

It’s mostly mix related.  It’s the continued evolution of lower priced molecular and IHC testing, which are growing much faster than the rest of the business and it’s creating pressure on our overall average unit price.  In terms of reimbursement, we always get a little bit of pressure from clients as time goes on, but it doesn’t really wind up being very meaningful on a sequential basis.

Q: Okay. And then there’s customers and their customers.  Can you give us any greater sense of the client that said they were dissatisfied and planning on going somewhere else?  I think you originally gave client attrition estimate of $6 million or something.  Are you still within that range or how big a deal is this particular client?

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Doug VanOort – Chairman and CEO

I’d be having chest palpitations if it was a $6 million client attrition.  No, so, Bill, we reported on the last call that we had lost one client.  We actually managed to get that client back.  The client that we referred to this morning is not a large client but every single one is painful for us.

I mentioned that our clients—our service is generally exceptional.  We take great pains to make sure that every single client is delighted with our service and we didn’t do as good a job in the last three or four weeks, three or four weeks of the end of the year.  We are focusing our full attention on this.  We still want to have 100% client retention.  We’re still trying to do that.  I think it’s possible that because we have some fragile clients that we were in danger and that’s got our full attention, but I don’t think that we’ll have a lot of client attrition.

Q: Okay. That’s helpful.  And then just the last question, I’m curious if you have any thoughts on organic growth going forward from a volume standpoint.  I guess, it’s implicit in the guidance you gave but when might you expect to see the PD-L1 volume burst run its course.  When that happens do we see a big drop in the organic volume growth or is that offset because you’ve returned to more normalized operations as opposed to focusing on integration activity?

Steve Jones – Executive Vice President

Thanks, Bill, it’s Steve.  Our forecast, the midpoint of our forecast implies somewhere on the order of 15% area clinical genetic test volume growth.  We don’t actually project out individual line items in our forecast, but obviously we’re expecting IHC testing to continue to have outsized growth here at least in the next quarter or two.  When a new therapy is approved as a first line therapy, there’s always a big catch up period where everybody who hasn’t thought about that therapy looks at it with their patients and wants to test their patients to see whether that therapy would be appropriate.  So, we’re going through a lot of that initial bulge here.

Doug, I don’t know if you think differently but I think in another quarter or two that the initial bulge will settle down and then we’ll just see normal growth in PD-L1.

Doug VanOort – Chairman and CEO

I think that’s right, Steve.  We are pleased that we have such a strong market share we believe in PD-L1 testing, and we think that this is leverageable because we do have some clients that are only sending PD-L1 testing to us and we can certainly leverage that situation.

I think the other thing about immuno-oncology is this is a growing business and growing trend and we are leaders, not only in the clinical side of PD-L1 testing but also in immuno-oncology generally and that relates to growth in our Pharma Services business as well.

Q: Great. Thank you.

Operator

Our next question comes from the line of Amanda Murphy of William Blair. Please proceed with your question.

Q: Hi, good morning. I just had a follow-up actually to some of Bill’s questions. So in terms of the volume, if you put aside PD-L1 and the molecular piece, the rest of the business, I just want to make sure I am interpreting it correctly. So the volume there, those were – are you saying those were a bit challenged because the sales force was more focused on service or are you saying that because you had such high growth in PD-L1 and molecular that implicitly impacted the ability to grow on the other side of the business? I am trying to just distinguish between the two, I guess, whether PD-L1s are cannibalized to growth in anyway?

Doug VanOort - Chairman and Chief Executive Officer

Amanda, this is Doug. The primary reason was because our salespeople were so preoccupied with client retention during the last five or six months of the year. The PD-L1 growth occurred, because we have the capability, we performed the clinical trials and we were capable of doing the PD-L1 testing when other people

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were not. And so that’s what happened to us, as a result of good work that we did in Pharma Services, but not because of a lot of sales effort.

Q: Okay. And just so then when you think about what the sales force is doing on a day-to-day basis, maybe you could just give a little more detail around what exactly, obviously I understand what you are saying when you are saying focus on retention, but how does that preclude growth?  Is it that they are not in the offices every day, they are talking to different people in the office? I am just trying to get a sense of why, why they aren’t – why there isn’t also incremental growth given the touch points between sales and the customer, I guess?

Doug VanOort - Chairman and Chief Executive Officer

Yes, that’s a good question, Amanda. So let me try to add some context for it here. So – ours – we have a very good sales team and a very experienced sales team. They are out in the field a lot. They are not in the offices much. What they are doing with clients and have done for the last six months is train a lot of clients about the use of a relatively new system or a different system for those clients, and to train them on new ordering forms and new contacts. There is a variety of training needs that we have put our clients through, as we have changed from one system to another. In addition, there has been a lot of training on new products, because the NeoGenomics menu was, as you know, we have a very large molecular menu and Clarient had a very large immunohistochemistry menu, there is a lot of training that has occurred as a result of that.

As clients move, our sales team is in their offices trying to help them navigate through new – translating that training into actual practice. And so they have spent a lot of time doing that and that’s been why we haven’t spent a lot of time in our normal selling activities.

Q: Got it, okay. And then I just had one follow-up on the ASP side, so it sounds like, I was going to ask you what the ASP decline would have been without PD-L1, but I think you said to Bill it was the most of it, is that right, so I was going to see if you would like to give us a quantification there?

Doug VanOort - Chairman and Chief Executive Officer

Not just PD-L1, it’s molecular too…

Q: Yes.

Steve Jones - Executive Vice President

IHC grew at an outsize rate. And molecular, we still do a lot of single marker molecular tests which are relative low reimbursement tests relative to the overall corporate average. And so the sum of those two were the drivers of most of the compression in AUP in quarter four. And in fact they will be the driver behind most of the compression in AUP that we are projecting on a full year basis this year.

Q: Yes. And I guess my last one is going to be and I don’t know how much detail you’re willing to give here, but I think it might be helpful to just kind of remind us the various different segments.  So you just mentioned molecular, a lot of that is single genes, but you are doing some panels there, so I guess it seems to me that at least molecular ASP might increase over time and then you’ve got the rest of the business and then obviously, PD-L1 being a detractor of ASP, so can you just kind of go back and give us a high level view of the various businesses, the ASPs and maybe kind of how you expect those to trend [indiscernible]?

Steve Jones - Executive Vice President

So our overall corporate molecular average revenue per test in quarter four was about $320.

Q: Okay.

Steve Jones - Executive Vice President

That is a blend of those panels which were counted as one test and the single marker tests. It has been trending up slightly sequentially in the last three or four quarters because we are doing more and more panels. But at the

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end of the day, the volumes, the majority of our testing is still the single marker molecular stuff. It’s not the case where the panels are the biggest piece of it. It’s the run of the mill JAK2, KRAS, EGFRs and what not.

The IHC tests that we do have an overall corporate average of around $167; however, that has actually been trending down, because PD-L1 is only about $100 test - it’s only one antibody that we do as an IHC test. So we actually saw a pretty substantial compression from Q3 to Q4. So that’s been kind of working the other way as well.

We don’t really get into a lot of detail on giving our average revenue per test on the other stuff, because we are 58% client bill and it tends to give a roadmap to our competitors on our pricing. Thus, we are going to demure on any further details at this point.

Q: Okay, very helpful. Thank you.

Operator

Our next question comes from the line of Drew Jones of Stephens. Please proceed with your question.

Q: Hi. Good morning, guys.

Doug VanOort - Chairman and Chief Executive Officer

Good morning.

Q: I just want to make sure I have my arms around where we stand on synergy recognition, so could you give us a little bit better idea about what was actually realized in 2016, I guess how much of the synergy you are going to come about as a result of the Aliso Viejo Lab combination? And then, Steve, you talked a little bit about second half of this year, that $7 million to $8 million recognition, should we split that by two and that’s basically $3.5 million to $4 million per quarter recognition?

Doug VanOort - Chairman and Chief Executive Officer

Well, first, I would like to ask George to address what we have realized and what we expect to realize this year and then we can talk about the timing.

George Cardoza - Senior Vice President and Chief Financial Officer

Sure. Yes. In terms of – obviously you see the reductions in our cost per test in 2016. We have had very significant benefits. Obviously, the sales teams were combined in the first quarter. That was a significant synergy. Clarient sent out about $4 million of testing a year to various other laboratories, so the vast majority of that testing has been brought in-house now and we are testing it in the NeoGenomics molecular lab as most of that is molecular. So that was a significant synergy gain.

And we were able to combine some contracts on the laboratory side, but if you think about it, the real significant benefit comes from bringing the two laboratories together, being able to run one batch in the wet lab areas rather than two separate laboratories, that’s really where the significant gain is going to come. So as Doug mentioned, the two labs are coming together in late March. So we expect $7 - $8 million to be realized this year. Obviously, if we come together at the end of the first quarter, clearly there will be a tail that will go about into 2018. So we still believe in the original synergy numbers just the timing and sort of the phase-in of that may be delayed by a quarter or two. But you should still think $7 - $8 million in terms of total synergies for 2017.

Steve Jones – Executive Vice President

And that translates to somewhere on the order of, call it a 6% area, in terms of reductions in cost per test this year. We hope we can do better than that, our internal targets are always higher than that. But, it does get a little funky as to how much of your cost per test increase do you attribute to synergies versus just scale.   If you just give us a little license on that and call it all synergies, those numbers would hold out.

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Q: Okay. And then the Pharma Services business, obviously long-term outlook there is very good, but with the backlog, what percentage do you expect to recognize over the next 12 months and should that lumpiness maybe we get a little bit of a snapback in the first half of this year or is that more of a second half event as well?

Steve Jones – Executive Vice President

So we don’t actually breakout BioPharma revenue projections. We do expect to see good growth in it this year, but I can’t really get at answering the question about how much of the backlog we expect this year, because as you get at what percentage of the backlog is monetized you imply a growth rate. Generally, we expect growth in the BioPharma higher than the overall corporate average growth rate. And as to the lumpiness Doug, do you want to address that one?

Doug VanOort - Chairman and Chief Executive Officer

Yes. Let me just say one thing that each of these projects in the backlog have different terms. I mean some of these projects would be realized over three months and some over three years. I would say also that the growth in backlog we reported - about 85% growth from the beginning of 2016 to the end of 2016, a lot of that growth came in the second half of 2016. Once a project is signed and put in the backlog, there is a whole timeline that’s required before that revenue begins to be realized. That timeline can stretch from three months to six months, as patients are recruited in the clinical trials and that process moves along. So we would expect that the revenue for Pharma Services is going to be a little bit backend loaded in 2017, but we are pretty bullish about it.

Q: Thanks, guys.

Doug VanOort - Chairman and Chief Executive Officer

Thank you.

Operator

Our next question comes from the line of Paul Knight of Janney Montgomery Scott. Please proceed with your question.

Q: Hi, Doug and Steve, could you talk about your test volume growth outlook on your 2017 guidance for both Clarient and core NeoGenomics?

Steve Jones – Executive Vice President So the midpoint of our guidance approximately suggest somewhere on the order of 15% full year volume growth. As I mentioned in my remarks, you should assume somewhere in the order of $355 to $360 average revenue per test on a full year basis this year. We would just model that as flat on a quarterly basis for now.

Q: Okay. And then as we think about a multi-year model, will you become a taxpayer, should we think about a tax rate in our years for NeoGenomics?

George Cardoza - Senior Vice President and Chief Financial Officer

Yes. You see the book tax rate, I mean typically there were some unusual items in the fourth quarter with the impairments and the like. But for the first half of the year, we ran 45% to 50%that would be our more typical book tax rate going forward. Keep in mind though that we do have NOL’s and we are not expecting to be a taxpayer for 2017 and actually for probably 2018 as well.

Q: Okay. And then lastly, the Switzerland facility – when does it come online and when do we expect revenue from it, Doug? And last on the contract research business, the $37 million of backlog, does that get burned off over what a couple of years. What is the burn profile on it?

Doug VanOort - Chairman and Chief Executive Officer

Paul, George will answer the Geneva question and I will take the backlog.

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George Cardoza - Senior Vice President and Chief Financial Officer

Yes, we have submitted applications for tax holidays in two Cantons in the Geneva area. So obviously, we are hopeful to receive the tax holiday, which would be very significant to have in terms of investing. Our plan, certainly, is to bring the laboratory up. Again, we have got the expertise here, so we think once we have the site identified literally in three to four months, we can get some of these testing platforms up with assistance from U.S. people going over as well as a scenario where we think there is quite a bit of talent already there. So, our goal certainly is to get it up and running by the third quarter and hopefully having it contribute to our revenue growth by being able to place European-based studies out in Q3 and Q4.

Doug VanOort - Chairman and Chief Executive Officer

Well, let me try to address your question around backlog and how that relates to revenue. The backlog will burn over a variety of time periods. It’s a lot of different kinds of projects. I think the best way to answer your question is to suggest that we are looking for revenue growth in Pharma in 2017 of about 20% plus versus 2016. So, that will give you a sense for how it’s going to burn and there will be some projects that aren’t in our backlog that will begin to realize revenue for in 2017 as well, but I think that will give you some sense for it.

Q: Okay, thank you.

Operator

Our next question comes from the line of Chris Lewis of ROTH Capital Partners. Please proceed with your question.

Q: Hey, guys. Good morning. Thanks for taking the questions. I wanted to start on the LIS migration process. Doug, I was hoping you could just elaborate on the strategies you’ve put in place to help address some of those concerns you talked about with the dissatisfied customers to ensure you don’t lose additional clients going forward?

Doug VanOort - Chairman and Chief Executive Officer

Yes, Chris. Thanks for the question. As I said, the testing process was not where we have had challenges. We have had challenges and I think I mentioned a couple of different areas. Order entry, which we call accessioning in the lab business, is a key one, logistics is another one.

In order entry, for example, we have got – as people – as our clients were moving to one LIS system from to another, we had people in accessioning working actually in two different laboratory systems. So, some specimens would come in, they put the orders in the old Clarient system. Some specimens came in, they put the orders in the NeoGenomics system. The NeoGenomics system was different than the Clarient system. So, the accessioning personnel, the people putting the orders in, have to be trained on both systems.  Because they are different and because they are moving from one system to another, they made some errors. When they made errors, what happens is we might put the client name in wrong or put the address in wrong or something like that. These things cause issues.

And then when that happens then is there is a problem hold and we don’t get the test report out on time or we have to callback the client. And we have had those kinds of issues. You might say well, that’s really easy to fix. Well, it is easy to fix, but it just takes a little time, because we have to bring in the right people, we have to train them, we have to make sure that we have the right quality controls. We do a whole number of things and we put spot teams on this. We have an operations excellence group that is very, very involved and we are getting these things fixed, but it takes a little time. And there are – as you know, this business, there are 500 things that have to happen every single day to satisfy our client. And you can do 499 of them very well and you make one mistake and it’s a mistake. So, I feel very confident that we will get all of these issues well under management and the lab in balance, but it’s just taking a little bit longer than we expected.

Q: Understand. And then the 16% pro forma clinical genetic testing growth, do you happen to have a breakout between the legacy Neo and Clarient segments in the quarter?

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Doug VanOort - Chairman and Chief Executive Officer

We don’t, because we have now completely integrated Clarient and NeoGenomics clients. They are all on the same system. We could with a very, very deep analysis, but we don’t – they are all on the same system now. It’s very, very difficult for us to break them down.

Q: And in terms of cross-selling, it sounds like you still really haven’t fully realized the cross-selling opportunities yet with the LIS migration and menu now aligned. When do you expect we could start to see some increased cross-selling opportunities?

Doug VanOort - Chairman and Chief Executive Officer

You are right. We have not yet had a lot of cross-selling going on. We have about four weeks left or five weeks left before we have the labs put together. And as soon as that happens, we will have a little bit more capacity and room and we will have the ability and confidence to go out and really cross-sell as we have got a terrific and deep product mix and a very good service offering, and our sales representatives just can’t wait to be able to cross-sell.

Q: Got it. And just one more from me, what’s the expected interest expense for 2017? Thanks.

Steve Jones – Executive Vice President Well, I am going to give you a number and tell you that we believe it’s reasonably good, but I think you need to give us a little leeway. But approximately $5.4 million for the full year would be just the pure interest expense on the debt. Obviously that will be impacted by how much lease financing we do. We have been generally replacing leases that run off with new leases. So, I don’t know that, but that won’t vary too much.

Q: Okay, thanks for the time.

Doug VanOort - Chairman and Chief Executive Officer

Thanks, Chris.

Operator

Our next question comes from the line of Raymond Myers of Benchmark. Please proceed with your question.

Q: Yes, thank you. First question is could you tell us what the revenue was for PD-L1 in the quarter?

Steve Jones - Executive Vice President

No, we didn’t disclose that.

Q: Would you or you won’t?

Steve Jones - Executive Vice President

We don’t typically give out revenue by any one product line as it gets to competitive issues and dynamics.

Q: Okay. Why was it that the second half of the migration was tougher or somehow different than in the first half that had gone so well? I am just curious kind of what was the difference and what did you learn from that?

Doug VanOort - Chairman and Chief Executive Officer

I think the second half, Ray, was a little tougher because we had so many of our larger clients migrating at the same time. And this was an execution – we didn’t execute this very well, I will admit. And the clients that migrated in November and December, a lot of them were from California. And they have their own requirements and some of those requirements where they come in at a certain hour for their overnight order entry, there are a whole number of issues that put a little more stress on certain departments as opposed to having more of a streamlined smooth approach where we are increasing the volume at all departments on an equal basis. So, we had an anomaly in volume growth in certain areas that stressed certain departments and had we to do over again, we would have smoothed some of those client migration activities earlier in the year.

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Q: Okay, thank you. And do you feel you have your arms around those issues now or are you still working them out?

Doug VanOort - Chairman and Chief Executive Officer

Yes, we have our arms around the issues and we are working them out.

Q: Okay, excellent. And turning to the billing issue, was the billing issue resolved now or same question, are you still working that out?

George Cardoza - Senior Vice President and Chief Financial Officer

No. We are seeing progress, but again exactly the same as accessioning when we changed from one system to the other, there was an initial dip in productivity. So the productivity has come up in January, generally we were able to get what came through the lab billed out, but in terms of working the backlog down, that’s something that’s happening now. We are starting to see that come down in February and expect that to come down further in March. But realize there is a DSO lag, so when you catch up on that backlog in February and March, you are not going to see that cash really hit until later into Q2.

Q: Okay, thanks. And let me just clarify on the billing, there is different shades of billing issues. Is it the type of billing issue where it’s just difficult to get the bills entered into the appropriate systems in the necessary format or is it a billing problem where there is a risk where you may not get paid?

George Cardoza - Senior Vice President and Chief Financial Officer

No. It’s just a matter of us processing the volumes and the fact that we had a dip in productivity because of people learning the new system. So it really is just a lag of getting through the claims and making up for the weeks when we had that productivity dip as people went from literally billing 100 tests per day to billing 40. So we lost that productivity gap and basically, now we have to catch it up. It really doesn’t affect the quality of the claim. It’s just a matter of working through those. And even our shortest claim filing deadline is 90 days and we are well within any limits like that.

Q: Okay, good, that’s helpful. And then finally, just maybe, Doug, could you give us a sense of what confidence or visibility do you have in restoring the historical growth levels and service levels of the business throughout this year?

Doug VanOort - Chairman and Chief Executive Officer

We have very high confidence level that we will restore the kind of exceptional service that NeoGenomics is accustomed to delivering. In terms of growth, I think all of the growth projections that we have made to you, we stand behind. We have got a couple of quarters here where we have got to resume and re-prime the pump, so to say, but we are confident in our same growth projections that we have provided in the past.

Q: Okay, it sounds good and we will see you in May.

Doug VanOort - Chairman and Chief Executive Officer

Thank you.

Operator

Our next question comes from the line of Bryan Brokmeier of Cantor Fitzgerald. Please proceed with your question.

Q:  Hi, good morning. Is there anything materially different in the reasons behind the lost clients in the fourth quarter or the tone relayed to you compared to the client you had previously lost and that you have gotten back?

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Doug VanOort - Chairman and Chief Executive Officer

I don’t think so. I mean, I think that it all comes down to service. And if a client recognizes that we are delivering and are capable of continuing to deliver a very strong service, we will generally keep that client. We have very good client relationships. I think people are willing to be patient with us if we have a turnaround time, which may slip a bit, because generally our turnaround times lead the industry.  We have got to make sure that we treat our clients well, that they know that they are valuable to us and that we get our service levels back in line with what they expect and we intend, that we are delivering that for the most part every day. And we have got a few outliers that we have got pay attention to.

Q: Okay. And you announced $150 million credit facility at the end of December. You still have dry powder for M&A for repurchasing the remaining preferred shares and you guys discount on the repurchase of those preferred before the end of the year, so should we expect that you most likely use your cash flow and the remaining revolver for those shares later this year or how should we think about your capital deployment plans?

Doug VanOort - Chairman and Chief Executive Officer

You can think about it that we are going to make decisions, which are based on the economics. So right now, we are in the market, looking at opportunities to grow our business both organically and through M&A. And if we are presented and are able to negotiate some deals that makes sense to us, we will deploy our capital in that way. We know what the return is if we deploy our capital to redeem the remaining Preferred Stock and that’s sort of a benchmark for us to work against.

Q: Okay. And Path Logic continues to be a little bit of a drag in the business, have you given any consideration to divesting it?

Doug VanOort - Chairman and Chief Executive Officer

Yes. Path Logic’s performance has not met our expectations and we are evaluating all of our strategic alternatives. And we would expect to be able to provide more clarity on that over the next few quarters.

Q: Okay. And lastly, given the revolver that you have in place, what level of cash are you comfortable drifting down to as you engage in M&A or repurchase those shares?

George Cardoza - Senior Vice President and Chief Financial Officer

Yes. I think if you look at our balance sheet as of December, that’s probably about the cash balance you should expect to see on our books. But I think obviously, we don’t want take it completely down, so we do have – and we want to have some dry powder and I think that’s the level you should expect going forward.

Q: Okay. Thanks a lot.

Doug VanOort - Chairman and Chief Executive Officer

Thank you.

George Cardoza - Senior Vice President and Chief Financial Officer

Thank you.

Operator

Our next question comes from the line of Joe Munda of First Analysis. Please proceed with your question.

Q: Good morning, can you hear me okay?

Doug VanOort - Chairman and Chief Executive Officer

Yes.

Q: Couple of questions, just piggybacking off some of the client migration questions, Doug, can you let us know, what – how many clients actually were migrated in the fourth quarter?

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Doug VanOort - Chairman and Chief Executive Officer

Yes. We – Let me describe larger clients. So we migrated in total about 2,500 clients. I would say that about half of the larger clients migrated prior to November and December and about half migrated in November and December.

Q: Okay. Can you give us a ballpark of how many larger clients you guys have, I mean—?

Doug VanOort - Chairman and Chief Executive Officer

We struggled a little bit with this because we haven’t previously disclosed how we describe clients, but I would say that we migrated about 700 of the “larger clients” in November and December.

Q: Okay, that’s helpful. As far as the facility in Switzerland, you guys talk about opening in third quarter ‘17, I am just wondering does the guidance reflect revenue contributions from that facility in 2017 or is there upside there?

Doug VanOort - Chairman and Chief Executive Officer

There may be upside there. We try to be conservative in that. We reported the backlog of I think $37 million for Pharma Services. I don’t believe that there is any backlog in there for international trials or projects. So if we were to book some, that would go into backlog and we will see how quickly we can realize it.

Q: Okay, that’s helpful. And then I guess looking forward on that facility, could that facility essentially accelerate BioPharma growth above the 20%, Doug, you talked about in as far as growth is concerned in 2017?

Doug VanOort - Chairman and Chief Executive Officer

Yes, it might.

Q: Okay. And then I guess, Steve, on CapEx and headcount related to that facility, can you give us some sense of what that would look like?

George Cardoza - Senior Vice President and Chief Financial Officer

I think our expectation initially is in the $2 million ballpark. Again, it’s not going to be a large facility. We are probably talking 12 to 15 people to start. And then clearly the revenue and the contract wins will drive ultimately how much we grow, but that will be a happy problem to have, if we have so much business, we have to put more capital into it.

Q: Okay. And then as far as Path Logic is concerned, you guys recognized an impairment charge there in the fourth quarter, are we assuming further impairment charges as we move through 2017 or do you think we have seen the last of them?

Steve Jones - Executive Vice President

We took a charge to write-off the remaining intangible value that we assigned the customer list when we did the acquisition. So that’s it.

Q: Okay. And then I guess my last question, more of a macro picture here, new administration coming in, Tom Price, HSS Secretary, I was just wondering, I wanted to get your take on what you guys feel expectation-wise going forward, do you feel confident about diagnostic tests and particularly in the oncology space, any interactions early on would be great?

Doug VanOort - Chairman and Chief Executive Officer

Okay. Thanks for the question about that. I think generally we are pleased that the current administration is one in which – we are regulated heavily. And I think the current administration, obviously, has announced that they are going to try to roll back some of the regulations.

There are two that affect our industry a lot. One is the so-called LDT proposed guidance. This is our laboratory developed test guidance that the FDA proposed to regulate over the last few years. As a result of the new

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administration primarily the FDA decided that they were not going to finalize that guidance. That doesn’t mean that the guidance has been withdrawn. There is a difference. They have just decided they don’t have to finalize it.

I think that Congress is probably more supportive than they have been in the past of potentially a legislative solution to the LDT issue and I think the industry is going to try to figure out whether we should pursue a legislative solution rather than to just allow the FDA to propose something and we can work collaboratively with the legislature and the FDA.

In terms of – the other big item is called PAMA. And PAMA is a way to instill some market based pricing in the clinical lab fee schedule. And that legislation is proceeding at the current pace of implementation in 2018. I would remark that the clinical lab fee schedule change only applies to NeoGenomics in two different test types. One is molecular and the other is cytogenetics. And as a result, we don’t expect that PAMA implementation will greatly affect NeoGenomics.

I think just for information, there is a sense in the industry that PAMA is not broad enough in its definition of what laboratories should provide this data. Right now, only about 5% of laboratories are submitting private payer data to CMS and the industry believes that that’s insufficient and there should be a broader collection of data to get the true market based measure. So that dialogue will continue, I expect, and we will see what happens as a result. But I think the industry is encouraged that we may be able to have better dialogues about these important matters facing the industry.

Q: Okay. Thank you.

Doug VanOort - Chairman and Chief Executive Officer

You’re welcome.

Operator

Our next question comes from the line of Bill Bonello of Craig-Hallum. Please proceed with your question.

Q: Hi. Thanks, guys. Thanks for taking all these questions. Just this is short-term focus, but just to make sure we don’t run into problems unnecessarily, the Q1 revenue and EBITDA consensus that’s out, there is $65 million and $10.5 million for EBITDA.  It just strikes me that there is one less day in the quarter, you are still working through the lab integration, those feel like they might be a little bit on the high side. I am wondering if we should think of the quarter as being maybe more flat sequentially from revenue and EBITDA basis, and then progressing throughout the year, I guess kind of forcing you into Q1 guidance, if you give it or at least parameters?

Steve Jones - Executive Vice President

We appreciate the question, Bill. While we don’t typically give forward quarterly guidance, I think it does warrant giving a little bit more color on this right now.

We do expect the growth this year to be sort of backend biased. In Q1, we think analysts would be well served by setting up their models with just minimal growth, maybe in the $61 million to $62 million revenue range and certainly EBITDA, if you are not doing $65 million of revenue, EBITDA would probably need to come down into $7.5 to maybe $8.5 million range at the most. And I think if the analysts reset their Q1 around those levels and then kind of project from there on the full year guidance, we will get close to being in the right zip code for everybody.

Q: Perfect, that’s very helpful. And then just because I have you, I am going to try one more time at Drew’s question earlier on the synergies.  I know it’s imprecise, but as we are thinking about the growth opportunity, I mean, how much of the $24 to $30 million of synergies is probably still ahead of us in terms of looking at where we are at today and then sort of layering on incremental EBITDA?

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Steve Jones – Executive Vice President

So when you talk about synergies, Bill, you really have to look at what’s realized in the period and then what the run rate is at the end of the period. So we stated last year that we expected to do $6 million to $8 million and sort of generally hinted we are at the midpoint or better of that. We just said in our remarks for this year that we expect to realize another $8 or so million this year, so let’s call that $15 million of the total will be utilized or in the mix, if you will, by the end of this year. However, in Q4 of this year, we will be on a much higher run rate from those. As to whether we are on a run rate to do the full $24 to $30 million or not, that sort of remains to be seen and will have to give us a little bit of room on that. But we do believe that it’s only going to take a few quarters of operating the labs and the combined facilities off of one laboratory information system and one billing system to begin to unlock meaningful synergies.

Q: Okay, perfect. And those are – when you talk about those synergies, I mean those are truly, you think of those as truly incremental to just the normal EBITDA growth you would get from revenue growth in normal leverage?

Steve Jones - Executive Vice President

So again, it gets hard to separate out what’s the synergy and what’s the benefit of scale. I mean they are almost one and the same, because we had so much scale. If you just think about somewhere on the order of 5% to 6% cost per test reductions, that would get you to around $7 to $8 million of cost reductions, or synergies, on just the clinical genetics side.

Now, there will be some other stuff that shows up in G&A as well, but we are also making investments. We are making investments in Switzerland and what not. So it gets hard to really get too precise on all of this stuff, but we think the bulk of the synergies will come in the cost of goods sold line item, as we continue to unlock the benefits of having everybody on the same system and in the same facility. Doug or George, do you want to add anything to that?

Doug VanOort - Chairman and Chief Executive Officer

Yes. Bill, I would add just one quick comment. Let me give you an example of what Steve was talking about. So we are applying supplies agreements that Clarient had and methodologies that Clarient had to some NeoGenomics processes. Now we would have eventually figured out a better way to reduce costs, probably, but because we have these processes and we understand them, we are getting $2 million, $3 million, $4 million of synergies just as a result of that. And so I think that we can stand up and say the synergies that we talked about are very real as a result of this deal, and I think we are on track with accomplishing the synergy projections that we talked about.

Q: Okay, that’s helpful. I mean the reason just so you understand the reason I was asking is more about thinking about modeling long-term. I mean I think there is a tendency for both investors and analysts to put some basic level of EBITDA growth and then we want to layer an incremental $15 million of synergy on top of that or whatever, and it sounds like from what you are saying is that might be a bit aggressive if we did sort of both growth and layered in that complete synergy on top of it, some of the synergy and growth are redundant?

Steve Jones - Executive Vice President

Yes. I think if you just took where we finished last year, $34.7 million of EBITDA and took the midpoint of our EBITDA guidance this year, that’s 32% implied EBITDA growth, which isn’t too shabby.  Moving into 2018, the EBITDA growth should be higher than the revenue growth.  Again, whether it will be another 32% or not remains to be seen. But certainly, as we unlock synergies on a full run rate basis by the Q4 ‘17, a lot of that is going to accrue to EBITDA improvements in 2018. And without giving any out year guidance yet, but certainly EBITDA growth in excess of revenue growth and probably meaningfully in excess of revenue growth is not a bad assumption for 2018.

Q: Yes. Great. Thank you.

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Doug VanOort - Chairman and Chief Executive Officer

Okay. Thank you, everyone. So as we end the call here, I want to recognize the 969 NeoGenomics team members around the country for their dedication and commitment to building a world-class cancer genetics testing program. And on behalf of the whole team, I want to thank all of our investors and analysts for your time in joining us this morning for our fourth quarter 2016 earnings call. And let you know that our first quarter 2017 earnings call will be held on or around April 26 of this year. For those listening that are investors or are considering an investment in NeoGenomics, we thank you very much for your interest in our company. Goodbye.

Operator

This concludes today’s conference. Thanks for your participation. You may disconnect your lines at this time.

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